UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2009

Commission File Number 333-146970

PINPOINT RECOVERY SOLUTIONS CORP.
(Exact name of registrant as specified in its charter)

Delaware	26-2214000
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4300 W. Cypress Street, Suite 370, Tampa, FL (Address of principal executive offices)	33607 (Zip Code)

(813) 879-5000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events

Pinpoint Recovery Solutions Corp. (the “Company”) has filed a Form 15 today with the Securities and Exchange Commission (“SEC”) to voluntarily deregister its common stock. The Company is eligible to deregister because it has fewer than 300 holders of record of its common stock as of the beginning of the 2009 fiscal year and as of the date of the Form 15. In filing the Form 15, the Company's obligations to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, are immediately suspended.  The Company expects that deregistration of its common stock will become effective within 90 days.

The Company is deregistering because it believes that the incremental cost of compliance with the Sarbanes-Oxley Act of 2002 and other public company reporting requirements does not provide a discernable benefit to the Company and is not in the best interests of its shareholders. Factors influencing the Company's decision include the following:

– The high accounting, legal and administrative costs of preparing and filing periodic reports and other filings with the SEC in comparison to the size of the Company.
– The need for senior management of the Company to devote more time to the business of the Company.
– The need to maintain the confidentiality of sensitive business information that would otherwise require SEC disclosure.
– The already limited trading in the Company's common stock.
– The fact that current trading prices of the common stock make it unlikely that the Company could effectively use its common stock to compensate employees, raise capital or make acquisitions.

As a result of deregistering with the SEC, the Company's common stock will cease to be eligible to trade on the Over-the-Counter Bulletin Board. The Company's securities will continue to be traded over the counter on the Pink Sheets, but the Company can make no assurance that any broker will continue to make a market in the Company's common stock.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2009	PINPOINT RECOVERY SOLUTIONS CORP.

	By:	/s/ Jon Leslie
	Print Name:	Jon Leslie
	Title:	Chief Financial Officer